Exhibit 10.46

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into as of September 27, 2012, by and among XOMA (US) LLC, a Delaware limited liability company (“Borrower”); XOMA CORPORATION (formerly known as XOMA Ltd.), a Delaware corporation (“Holdings”); the other Loan Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself as Lender and as Agent for Lenders; and the other Lenders signatory hereto.

RECITALS

A.          Borrower, the other Loan Parties, Lenders and Agent are parties to a certain Loan Agreement, dated as of December 30, 2011 (as in effect prior to the date hereof, the “Existing Loan Agreement”, and as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement), pursuant to which Lenders have made to the Borrower a term loan in the original principal amount of $10,000,000, the outstanding principal balance of which is $7,857,142.84;

B.           Borrower has requested that the Lenders make an additional term loan in the amount of $4,642,857.16 (the “Additional Term Loan”) and amend certain provisions of the Loan Agreement in connection therewith;

C.           Subject to the terms and conditions set forth herein, the Lenders have agreed to provide the Additional Term Loan and amend the Loan Agreement as set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A.  AMENDMENTS

1.      Each reference to “Parent” in the Loan Agreement shall mean XOMA Corporation, a Delaware corporation, formerly known as XOMA Ltd., a Bermuda exempted company.

2.      Section 2.1(a) of the Loan Agreement is hereby amended by replacing such Section in its entirety with the following:

(a)           Existing Term Loan. The Lenders made term loans to Borrower on the Closing Date (as defined below) in the original aggregate principal amount of $10,000,000, the outstanding principal balance of which is $7,857,142.84 (the “Existing Term Loan”).  As of September 27, 2012 (the “First Amendment Closing Date”), GECC is the only Lender and holds 100% of the Existing Term Loan.

3.      Section 2.1(b) of the Loan Agreement is hereby amended by replacing such Section in its entirety with the following:

(b)           Additional Term Loan. Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make an additional term loan (the “Additional Term Loan”, and together with the Existing Term Loan, the “Term Loan”) to Borrower on the First Amendment Closing Date in an aggregate principal amount equal to such Lender’s additional term loan commitment as identified on Schedule A hereto (such additional term loan commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Additional Term Loan Commitment”, and the aggregate of all such commitments, the “Additional Term Loan Commitments”). Notwithstanding the foregoing, the aggregate principal amount of the Additional Term Loan made hereunder shall not exceed $4,642,857.16 (the “Total Additional Term Loan Commitment”), and the aggregate principal amount of the Term Loan, after giving effect to the funding of the Additional Term Loan, shall not exceed $12,500,000. Each Lender’s obligation to fund the Additional Term Loan shall be limited to such Lender’s Pro Rata Share (as defined below) of the Additional Term Loan. As of the First Amendment Closing Date, GECC shall be the only Lender, shall hold 100% of the Additional Term Loan Commitments and, subject to the terms and conditions hereof, will fund 100% of the Additional Term Loan on the First Amendment Closing Date.  Prior to funding of the Additional Term Loan, all references in this Agreement to “Commitments” shall mean the aggregate outstanding principal amount of the Existing Term Loan, and after funding of the Additional Term Loan all references in this Agreement to the Commitments shall mean the outstanding principal amount of the Term Loan.

4.      The first paragraph of Section 2.1(c) of the Loan Agreement is hereby amended by replacing such paragraph in its entirety with the following:

(c)           Funding of Additional Term Loan. Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Additional Term Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the First Amendment Closing Date. Agent shall, unless it shall have determined that one of the conditions set forth in Section 4.2 has not been satisfied, by 4:00 p.m. (New York time) on the First Amendment Closing Date, credit the amounts received by it in like funds (net of any amounts due and payable to Agent) to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent):

5.      Section 2.2(a) of the Loan Agreement is hereby amended by replacing such Section in its entirety with the following:

(a)           Interest.  The Existing Term Loan shall accrue interest in arrears from the Closing Date up to but excluding the First Amendment Closing Date at a fixed per annum rate of interest equal to 11.71%, and the Term Loan shall thereafter accrue interest in arrears from, and including, the First Amendment Closing Date until the Term Loan is fully repaid at a fixed per annum rate of interest equal to 10.90%.  All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

6.      Section 2.2(b) of the Loan Agreement is hereby amended by replacing clauses (i) and (ii) of such Section in their entirety with the following:

(i)            Interest Payments.  Borrower shall pay accrued interest to Agent, for the ratable benefit of the Lenders, in arrears on October 1, 2012 and on the first day of each calendar month occurring thereafter (including October 1, 2012, each, a “Scheduled Payment Date”).

(ii)           Principal Payments.   Borrower shall pay principal to Agent, for the ratable benefit of the Lenders, in twenty-seven (27) equal consecutive payments of $347,222.22 on each Scheduled Payment Date occurring on or after April 1, 2013, and one final payment, in an amount equal to the entire remaining principal balance of the Term Loan, on June 15, 2015.

7.      Section 2.3(b)(iii) of the Loan Agreement is hereby amended by replacing the term “June 30, 2015” in the first sentence thereof with “June 15, 2015”.

8.      Section 2.3(b)(iii) of the Loan Agreement is hereby further amended by replacing the schedule at the end thereof with the schedule attached as Schedule III to this Amendment.

9.      Section 2.3(c) of the Loan Agreement is hereby amended by replacing the first paragraph of such Section in its entirety with the following:

(c)           Prepayment Obligation.  Upon the date of any prepayment of the Term Loan permitted or required under this Agreement, Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) the outstanding principal amount of the Term Loan being prepaid and all accrued interest thereon, plus (ii) to the extent that the Term Loan is prepaid in full, the Final Payment Fee, plus (iii) subject to the final sentence of this clause (c), the Prepayment Premium as yield maintenance for the loss of a bargain and not as a penalty.   The “Prepayment Premium” shall mean, with respect to any Term Loan being prepaid, an amount equal to (A) 3% of the principal amount of such Term Loan being prepaid, if such prepayment is made on or before the one year anniversary of the First Amendment Closing Date, (B) 2% of the principal amount of such Term Loan being prepaid, if such prepayment is made after the one year anniversary of the First Amendment Closing Date but on or before the two year anniversary of the First Amendment Closing Date, and (C) 1% of the principal amount of such Term Loan being prepaid, if such prepayment is made after the two year anniversary of the First Amendment Closing Date but before the Scheduled Maturity Date.

10.    Section 2.6(a) of the Loan Agreement is hereby amended by adding the following sentence to the end of such Section:

For the avoidance of doubt, no additional closing fee will be payable on the First Amendment Closing Date in connection with the making of the Additional Term Loan.

11.    Section 2.6(b) of the Loan Agreement is hereby amended by replacing such Section in its entirety with the following:

(b)           Final Payment Fee.   On the date upon which the outstanding principal amount of the Term Loan is repaid in full, or if earlier, is required to be repaid in full (whether by scheduled payment, voluntary prepayment, acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable accounts of Lenders, a fee equal to $875,000 (the “Final Payment Fee”), which Final Payment Fee shall be deemed to be fully-earned on the First Amendment Closing Date.

12.    Section 2.8 of the Loan Agreement is hereby amended by replacing such Section in its entirety with the following:

2.8           Authorization and Issuance of the Warrants.  Parent has duly authorized the issuance to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit E (collectively, the “Warrants”) evidencing Lenders’ (or their respective affiliates or designees) right to acquire their respective Pro Rata Share of (i) on the Closing Date, up to 263,158 common shares of Parent at an exercise price of $1.14 per share. and (ii) on the First Amendment Closing Date, up to 39,346 common shares of Parent at an exercise price of $3.54 per share.  The exercise period shall expire five (5) years from the date such Warrants are issued.

13.    Section 4.1 of the Loan Agreement is hereby amended by deleting the phrase “Term Loan” in the first paragraph thereof and replacing such phrase with “Existing Term Loan”.

14.    Section 4.1(m) of the Loan Agreement is hereby amended by replacing such Section in its entirety with the following:

(m)           one or more completed perfection certificates from each Loan Party, duly executed by such Loan Party (each and collectively with the perfection certificates delivered on the First Amendment Closing Date, the “Perfection Certificate”), a form of which Agent previously delivered to Borrower;

15.    Section 4.1(v) of the Loan Agreement is hereby amended by inserting the following parenthetical clause after the phrase “from time to time in connection with this Agreement” in such Section:

(including, without limitation, all documents executed in connection with the First Amendment (as defined herein))

16.    Article 4 of the Loan Agreement is hereby amended by adding the following as Section 4.2 thereto:

4.2           Conditions Precedent to Additional Term Loan.      No Lender shall be obligated to make its Pro Rata Share of the Additional Term Loan, or to take, fulfill, or perform any other action hereunder, until (i) the following have been delivered to Agent (the date on which the Lenders make the Additional Term Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent and the Lenders or waived in accordance with this Agreement, the “First Amendment Closing Date”):

(a)          a counterpart of the First Amendment to this Agreement (the “First Amendment”) duly executed by each Loan Party, each Lender and Agent;

(b)          a counterpart of the Omnibus Reaffirmation Agreement, dated as of the date hereof (the “Reaffirmation Agreement”);

(c)          each of the items listed in Section 4.1(b), (c), (d) (solely with respect to XOMA Technology), (h), (i), (l), (m), (r) (to the extent not delivered on or prior to the First Amendment Closing Date) and (t);

(d)          a certificate executed by the Secretary of Parent meeting the requirements of Section 4.1(b);

(e)          current lien, judgment, bankruptcy and tax lien search results (including equivalent Irish searches with respect to XOMA Ireland and Bermuda searches with respect to XOMA Technology) demonstrating that there are no other Liens (as defined below) on the Collateral, other than Liens in favor of Agent, on behalf of itself and Lenders and Permitted Liens (as defined below);

(f)          copies of all documents necessary or reasonably required by the Agent to maintain the effectiveness and perfection of the Liens granted in favor of Agent, on behalf of itself and Lenders under the Loan Documents, including, without limitation (i) Amendment Agreements with respect to the Debentures delivered pursuant to Section 4.1(p) and (ii) Deeds of Confirmation with respect to the documents delivered pursuant to Section 4.1(q)(i) and (ii); and

(g)         all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement.

(ii) Agent and Lenders shall have received the fees required to be paid by Borrower, and Borrower shall have reimbursed Agent and Lenders for all of their fees, costs and expenses (subject to the terms of the First Amendment) for which an invoice has been presented at least one Business Day prior to the First Amendment Closing Date; and

(iii) (a) all representations and warranties in Section 5 below shall be true as of the date of the making of the Additional Term Loan; (b) no Default or Event of Default has occurred and is continuing or would result from the making of the Additional Term Loan; and (c) Agent shall have received a certificate from an authorized officer of each Loan Party confirming each of the foregoing.

17.    Section 5.2 of the Loan Agreement is hereby amended by replacing such Section in its entirety with the following:

5.2           Required Consents.  No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Transaction Documents, except any obtained on or before the First Amendment Closing Date.

18.    Sections 5.3, 5.6, 5.9, 5.13(d) and 5.14 of the Loan Agreement are hereby amended by deleting each instance of the phrase “Closing Date” in such Section and replacing such phrase with “First Amendment Closing Date”.

19.    Section 7.4 of the Loan Agreement is hereby amended by replacing the second sentence thereto in its entirety with the following:

The term “Parent Redomestication” means the occurrence after the Closing Date and prior to the First Amendment Closing Date of the (i) conversion of Parent to a Delaware corporation pursuant to the provisions of Section 388 of the Delaware General Corporation Law, (ii) discontinuance of Parent’s registration in Bermuda pursuant to the provisions of Sections 132G and 132H of the Companies Act 1981 of Bermuda and (iii) any exchange of shares in the capital of Parent registered as a Bermuda exempted company for capital stock in Parent organized as a Delaware corporation on a one-for-one basis to the extent necessary to give effect to such conversion.

20.    The Loan Agreement is amended by replacing Schedule A to the Loan Agreement in its entirety with Schedule I to this Amendment.

21.    The Loan Agreement is amended by replacing Schedule B to the Loan Agreement in its entirety with Schedule II to this Amendment.

B.  ACCRUED EXISTING FINAL PAYMENT FEE

Notwithstanding anything to the contrary in the Existing Loan Agreement, and in consideration for Agent and Lenders’ agreement to enter into this Amendment and to extend the Additional Term Loan (on the terms and conditions herein), the Borrower agrees to pay a portion of the Final Payment Fee (as defined in the Existing Loan Agreement) in an amount equal to $191,283.29 (the “Accrued Existing Final Payment Fee”) on the date on which each of the conditions in Section C below has been satisfied.  Borrower shall not be required to pay any other portion of the Final Payment Fee (as defined in the Existing Loan Agreement) but shall be required to pay the Final Payment Fee (as defined in the Loan Agreement as amended by this Amendment) on the terms set forth in the Loan Agreement as amended by this Amendment.  For the avoidance of doubt, no Prepayment Premium is owing to Agent or Lenders with respect to the payment of this Accrued Existing Final Payment Fee and this Amendment.

C.  CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until Agent shall have received:

(i)   reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Loan Agreement (including reasonable fees, charges and disbursements of counsel to the Agent subject to Section E-7 of this Amendment);

(ii)  payment in full of the Accrued Existing Final Payment Fee; and

(iii) each of the documents required to be delivered pursuant to Section 4.2 of the Loan Agreement.

D.  REPRESENTATIONS

To induce the Lenders and Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Agent that:

1.           The execution, delivery and performance by such Loan Party of this Amendment (a) are within each Loan Party’s corporate or limited liability company power; (b) have been duly authorized by all necessary corporate, limited liability company and/or shareholder action, as applicable; (c) are not in contravention of any provision of any Loan Party’s certificate of incorporation or formation, or bylaws or other organizational documents; (d) do not violate any law or regulation, or any order or decree of any Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Loan Party or any of its Subsidiaries is a party or by which any Loan Party or any such Subsidiary or any of their respective property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of any Loan Party or any of its Subsidiaries (except Liens granted to Agent, on behalf of the Lenders pursuant to the terms of the Transaction Documents, as amended); and (g) do not require the consent or approval of any Governmental Authority or any other person;

2.           This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

3.           After giving effect to this Amendment, the representations and warranties contained in the Loan Agreement and the other Transaction Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

E.  OTHER AGREEMENTS

1.             Post-Closing Covenants.  Each Loan Party hereby covenants and agrees to the Agent and the Lenders that:

(a)           an Access Agreement signed by Clinical Supplies Management with respect to its warehouse at 342 42nd Street South, Fargo, North Dakota shall be delivered to Agent no later than November 26, 2012 (or such later date to which the Agent agrees in writing);

(b)           all property of the Loan Parties shall be removed from the warehouse facility of Althea Technology Inc. located at 11040 Roselle Street, San Diego, California no later than December 26, 2012 (or such later date to which the Agent agrees in writing); and

(c)            evidence that an amendment to the UCC financing statement filed with the Delaware Department of State on August 17, 2012 naming Dell Financial Services L.L.C. as Secured Party and the Borrower as Debtor, in form and substance reasonably satisfactory to Agent, has been filed with the Delaware Department of State no later than October 27, 2012 (or such later date to which the Agent agrees in writing).

2.             Continuing Effectiveness of Transaction Documents.  As amended hereby, all terms of the Loan Agreement and the other Transaction Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto.  To the extent any terms and conditions in any of the other Transaction Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.

3.             Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Agent and the Lenders under the Loan Agreement and the other Transaction Documents are (i) in full force and effect, (ii) are properly perfected and (iii) are enforceable, in each case in accordance with the terms of the Loan Agreement and the other Transaction Documents.

4.             Effect of Agreement.  Except as set forth expressly herein, all terms of the Loan Agreement, as amended hereby, and the other Transaction Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement.  This Amendment shall constitute a Transaction Document for all purposes of the Loan Agreement.

5.             Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.             No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Loan Agreement and the other Transaction Documents or an accord and satisfaction in regard thereto.

7.             Costs and Expenses.  Borrower agrees to pay on demand all costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Agent with respect thereto; provided, however, that Agent’s and Lenders’ legal fees (excluding out-of-pocket costs) incurred in connection with this Amendment prior to and through the First Amendment Closing Date shall not exceed $75,000.

8.             Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.             Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Amendment.

10.           Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.           Release. Each Loan Party hereby releases, acquits, and forever discharges Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Loan Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Loan Agreement or the other of the Transaction Documents, other than claims, liabilities or obligations to the extent caused by Agent's or any Lender's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  The provisions of this paragraph shall be binding upon each Loan Party and shall inure to the benefit of Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

XOMA (US) LLC, as Borrower

By:	/s/ Fred Kurland
Name: Fred Kurland
Title: Vice President, Finance and Chief Financial Officer

XOMA CORPORATION, as a Loan Party

By:	/s/ Fred Kurland
Name: Fred Kurland
Title: Vice President, Finance and Chief Financial Officer

XOMA TECHNOLOGY LTD., as a Loan Party

By:	/s/ Fred Kurland
Name: Fred Kurland
Title: Vice President, Finance and Chief Financial Officer

XOMA IRELAND LIMITED, as a Loan Party
by its authorized signatory

By:	/s/ Fred Kurland
Name: Fred Kurland
Title: Authorized Signatory

[Signature Page to First Amendment to XOMA Loan Agreement]

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:	/s/ Alan M. Silbert
Name: Alan M. Silbert
Title: Duly Authorized Signatory

[Signature Page to First Amendment to XOMA Loan Agreement]